UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2024

FLUENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37893	77-0688094
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Vesey Street, 9th Floor New York, New York	10282
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 669-7272

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0005 par value per share	FLNT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2024, Fluent, Inc. (the “Company”) appointed Ryan Perfit to serve as the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer effective as of September 1, 2024.  Since February 1, 2023, Mr. Perfit has served as the Company’s Interim Chief Financial Officer. Prior to that, Mr. Perfit served as Director of Finance of Fluent, LLC, a wholly-owned subsidiary of the Company, from 2012 to 2015, and Senior Vice President of Finance at Fluent, LLC from 2015 until 2018. From March 2018 until March 2019, Mr. Perfit served as Interim Chief Financial Officer of the Company. In addition, Mr. Perfit has held the following positions: Acting Chief Financial Officer of Only NY, Inc. (December 2019 to February 2023);
Acting Chief Financial Officer of GoShare, Inc. (August 2019 to February 2023); and
Chief Financial Officer of EON Group Holdings, Inc. (August 2019 to February 2023). Mr. Perfit graduated with a Bachelor of Science in finance and accounting from Tulane University.

In connection with his appointment, Mr. Perfit entered into an Employment Agreement with the Company, effective as of September 1, 2024 (the “Employment Agreement”) which agreement replaces that certain consulting agreement by and between the Company and CRIO, LLC dated as of January 20, 2023, as amended, pursuant to which Mr. Perfit served as the Company’s Interim Chief Financial Officer. Pursuant to the Employment Agreement, (i) Mr. Perfit’s annual base salary will be $376,723, (ii) he will be entitled to a bonus of up to 100% of his annual base salary (50% which will be based upon the achievement of certain adjusted EBIDTA (“AEBITDA”) targets and 50% which will be based upon gross profit targets) along with being eligible to receive an AEBITDA profit share of 6% for annual AEBITDA in excess of 110% of the AEBITDA target; (iii) an initial equity grant of 25,000 restricted stock units under the Company’s 2022 Omnibus Equity Incentive Plan that will vest in three equal annual installments beginning September 1, 2025; and (iv) a ten-year stock option to purchase up to 120,000 shares of the Company’s common stock, half of which will vest when the average closing price of the Company’s common stock is three times the Grant Date Exercise Price (as defined in the Employment Agreement) for a period of ten consecutive trading days, and the other half of which will vest when the average closing price of the Company’s common stock is five times the Grant Date Exercise Price for a period of ten consecutive trading day.

The initial term of the Employment Agreement is through August 31, 2025, with automatic one-year renewals unless either party provides written notice of a non-renewal in accordance with the terms of the Employment Agreement (the “Term”). If Mr. Perfit’s employment is terminated by the Company for death or Disability (as defined in the Employment Agreement), provided that Mr. Perfit provides the Company with a Release (as defined in the Employment Agreement), the Company shall pay Mr. Perfit (i) his base salary, (ii) any cash performance compensation for the year prior to the year of Mr. Perfit’s death or Disability, (iii) pro-rata cash performance compensation for the year in which the termination occurs if the termination occurs after June 30th; and (iv) Benefits (as defined in the Employment Agreement) accrued through the date of termination. If Mr. Perfit’s employment is terminated by the Company for Cause (as defined in the Employment Agreement), Mr. Perfit shall receive (i) his base salary and (ii) Benefits accrued through the date of termination. If Mr. Perfit’s employment is terminated by the Company without Cause or Mr. Perfit terminates his employment for Good Reason (as defined in the Employment Agreement), provided that Mr. Perfit provides the Company with a Release, the Company shall pay Mr. Perfit (i) the greater of (A) his base salary for the remainder of the Term and (B) twelve months’ base salary; (ii) any cash performance compensation for the year prior to Mr. Perfit’s termination, (iii) pro-rata cash performance compensation for the year in which the termination occurs if the termination occurs after June 30th; and (iv) Benefits accrued through the date of termination. If Mr. Perfit terminates the Employment Agreement for any reason other than Good Reason, the Company shall pay Mr. Perfit (i) his base salary, (ii) any cash performance compensation for the year prior to Mr. Perfit’s termination; and (iii) Benefits accrued through the date of termination.

There are no family relationships between Mr. Perfit and any Company director or officer, and he has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events

On September 10, 2024, the Company issued a press release announcing the appointment of Mr. Perfit as the Company’s Chief Financial Officer. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits

Exhibit No.	Description

99.1	Press release, dated September 10, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fluent, Inc.

September 11, 2024	By:	/s/ Donald Patrick
	Name:	Donald Patrick
	Title:	Chief Executive Officer